Translation Version

Exhibit 10.33

Business Cooperation Framework Agreement

between

Chengdu Kuaigou Technology Co., Ltd.

and

Shanghai Wanwuxinsheng Environmental Protection

Technology Group Co., Ltd.

May 25, 2021

Translation Version

This Agreement is entered into by and between the following parties in Haidian District, Beijing on May 25, 2021:

(1)

Chengdu Kuaigou Technology Co., Ltd. (collectively, together with its Affiliates, “Kuaishou”), a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at 8F, Unit 1, Building 2, No.150, 2nd Hele Street, Chengdu Hi-Tech Industrial Development Zone, China (Sichuan) Pilot Free Trade Zone;

(2)

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (collectively, together with its Affiliates, “Wanwuxinsheng”), a limited liability company incorporated under the laws of the People’s Republic of China with its registered address at Room 1101-1103, No.433, Songhu Road, Yangpu District, Shanghai;

(The above parties are hereinafter referred to individually as a “Party”, and collectively as the “Parties”.)

Whereas:

1.	Kuaishou is a leading content community and social platform that provides contents such as short videos and live streams, its business also includes e-commerce, etc.;

2.	Wanwuxinsheng primarily engages in the business of electronic products recycling and processing, and second-hand commodity trading, among others;

3.	Kuaishou and Wanwuxinsheng intend to carry out relevant business cooperation pursuant to the terms and conditions hereof.

NOW, THEREFRE, this Agreement is entered into by and between the Parties through negotiation to be observed by each other.

Translation Version

CHAPTER I DEFINITION

Article 1 Definition and Interpretation

1.1

“Cooperative Business” refers to the following business operated by Wanwuxinsheng on Kuaishou Platform: (1) recycling of second-hand commodities in the following categories: mobile phone, tablet computer, notebook, lens, SLR camera, micro single camera, digital camera, video camera, motion camera, flashlight, e-book, UAV, mobile power supply, e-dictionary, CPU, intelligent device, desktop computer, flash memory, assembled computer, graphics card, monitor, solid-state drive, MP3/MP4, earphone, keyboard and mouse, server, hard disk, ink cartridge, projector, selenium drum, printer, game machine, musical instrument, cosmetics, luxury goods, liquor, clothing, second-hand car and book; and (2) sales of second-hand commodities in the following categories: mobile communication, computer, photography, computer accessory, network product, peripheral product, audio-visual entertainment, office equipment, intelligent equipment, game equipment, fitness equipment, luxury goods, bedroom furniture, living room furniture, study furniture, balcony/outdoor furniture, storage furniture, children furniture, office furniture, dining room furniture, kitchen and bath appliance, major appliance, household appliance, small kitchen appliance, personal health care product, digital accessory, mobile phone accessory, and book.

1.2

“Kuaishou Platform” refers to the platform set up by Kuaishou or its Affiliates, where it provides contents such as short videos and live streams, and through which it also engages in e-commerce business, among other activities.

1.3	“Kwai Shop” refers to the Kwai Shop tap in Kuaishou APP, which aims to provide convenient commodity sales services for Kuaishou’s users.

1.4	“AiHuiShou Store” refers to the offline second-hand commodity recycling and sales stores opened by Wanwuxinsheng or its Affiliates in the PRC.

1.5

“Self-broadcasting” refers to that Wanwuxinsheng or its Affiliates carry out short video broadcasting or live streaming and other activities on their own through their Stores or Operation Centers on Kuaishou Platform.

1.6	“PaiPai” refers to the second-hand commodity trading platform jointly built by Wanwuxinsheng or its Affiliates and JD Group.

1.7	“PaiPai Store” refer to the offline second-hand commodity recycling and sales stores opened by PaiPai in the PRC.

1.8

“Operation Center” refers to the comprehensive operation and management sites for Wanwuxinsheng to integrate the carrying out of second-hand commodity sorting, quality inspection, warehousing and other activities.

Translation Version

1.9	“Influencer” refers to a streamer who opens an online platform account and carries out life sharing, commodity sales and other activities through short video and live streaming, etc.

1.10

“Overall Merchandise Volume” refers to the total amount corresponding to the orders of second-hand commodity recycling and sales with actual payment completed by Wanwuxinsheng and its introduced third-party merchants on any relevant platform set out herein.

1.11

“Affiliates” comprise affiliated enterprises and affiliated persons. An “affiliated enterprise” means, in respect of either Party, any company or enterprise which shall be deemed to be affiliated with or be an affiliated company or enterprise of the Party under any of the following circumstances: (1) fifty percent (50%) or more of the registered capital or voting rights of the company or enterprise is directly or indirectly owned by the Party; or (2) the company or enterprise directly or indirectly owns 50% or more of the registered capital or voting rights of the Party; or (3) fifty percent (50%) or more of the registered capital or voting rights of the company or enterprise and the Party are directly or indirectly under the common ownership; or (4) the company or enterprise guides, establishes or controls the direction of the management and policies of the Party by contract or other means; or (5) the Party guides, establishes or controls the direction of the management and policies of the company or the enterprise by contract or other means; or (6) any director and partner of the company or enterprise is served, or 50% or more of the registered capital or voting rights of the company or enterprise is directly or indirectly owned, by an affiliated person of the Party. An “affiliated person” refers to, in respect of a natural person, a close relative of the natural person, including his/her parent, spouse, sibling and his/her spouse, child and his/her spouse. For the avoidance of doubt, AiFenLei Global Co., Ltd, Shanghai Yuekun Environmental Protection Technology Co., Ltd., Shanghai Yueqing Information Technology Co., Ltd., Shenzhen AiLeYou Information Technology Co., Ltd. and their respective affiliated enterprises are neither owned by Wanwuxinsheng nor Affiliates of Wanwuxinsheng.

1.12

“PRC” refers to the mainland of the People’s Republic of the PRC, which, for the purpose hereof only, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region.

1.13	“RMB” refers to Renminbi Yuan.

Translation Version

CHAPTER II BUSINESS COOPERATION ARRANGEMENT AND

RESOURCES CONTRIBUTION

Article 2    Cooperation Resources

2.1

Based on the cooperation principles of equality and mutual benefit, win-win result, resource sharing, complementary advantages and business innovation, among others, the Parties are willing to make joint contributions of business resources in such manner as agreed during the term hereof in order to achieve their mutually agreed cooperation objectives.

2.2

Wanwuxinsheng agrees to input resources in the following business scopes: (1) Online Recycling through AiHuiShou Stores; (2) Self-broadcasting through PaiPai Stores and Operation Centers; (3) Merchant Expansion Cooperation; (4) Cooperation with Influencers in Live Streaming marketing services; (5) Distribution Warehouse Supply Cooperation. Wanwuxinsheng agrees to abide by the above provisions and other future provisions made by the Parties, subject to further confirmation by the Parties through negotiation.

2.3	Kuaishou agrees to provide the following business cooperation resources:

2.3.1

Opening of Recycling Entrance on Kuaishou Platform: During the agreed term, Kuaishou will open a second-hand commodity recycling entrance for Wanwuxinsheng in the first-level page of Kwai Shop. Wanwuxinsheng could exclusively use the aforementioned entrance in the first-level page for carrying out the second-hand mobile phones recycling business.

2.3.2

Marketing Resources Support: During the agreed term after the execution hereof, Kuaishou will provide Wanwuxinsheng with marketing resources on Kuaishou Platform, includes Kuaishou fan headlines in the form of live streaming and short video.

2.3.3	Other Commitments: Kuaishou agrees to abide by the above provisions and other future provisions made by the Parties, subject to further confirmation by the Parties through negotiation.

Translation Version

Article 3    Quality Inspection Cooperation

3.1

Kuaishou will, depending on the business cooperation between the Parties, introduce into the inspection operation center of Wanwuxinsheng as a non-exclusive official quality inspection cooperative agency for the second-hand commodity sales business on Kuaishou Platform within a specific geographical territory, and provide corresponding resource support therefor, subject to the specific requirements to be further confirmed by the Parties through negotiation.

Article 4    Overall Merchandise Volume Target

4.1

The Parties agree that they will, during the term hereof, make joint efforts to achieve the predetermined Overall Merchandise Volume target, with the specific amount and target acknowledgment method, among others, to be subject to further confirmation by the Parties through negotiation.

4.2

The Parties agree to set stage target requirements for the predetermined Overall Merchandise Volume target. In addition, the Parties shall acknowledge the achievement of the Overall Merchandise Volume target according to the acknowledgment period mutually agreed, and shall, in case of failure to achieve the target, take corresponding measures in response to the reasons for the failure.

4.3

In no way shall Wanwuxinsheng be allowed to adopt any form of scalping for the purpose of having the Overall Merchandise Volume target predetermined by the Parties acknowledged, subject to further confirmation by the Parties through negotiation.

CHAPTER III OTHER PROVISIONS

Article 5    Taxes and Fees

5.1	Unless otherwise agreed by the Parties, taxes and expenses arising from the execution and performance hereof shall be borne by the Parties respectively in accordance with applicable laws.

Translation Version

Article 6    Cooperation Term

6.1

The Parties acknowledge that this Agreement shall be valid for a term of thirty-six (36) months commencing from the date of execution hereof. Insofar as the Parties intend to continue their cooperation after the expiration of the aforesaid term, a separate agreement shall be executed thereon.

Article 7    Confidentiality

7.1

Unless otherwise agreed herein, the Parties shall keep the existence hereof and any information related hereto (including without limitation financial data, intellectual property right, business information, business model, data information, customer information, and algorithm, collectively, “Confidential Information”) in confidence without disclosure to any third party. The Parties may further make detailed agreements on the Confidentiality clause hereof.

Article 8    Intellectual Property Rights and Data

8.1

The ownership of any data and information provided by either Party to the other Party for the purpose hereof, as well as any intellectual property right attached thereto, shall remain unchanged with the cooperation contemplated hereby, unless a specific intellectual property right transfer agreement therefor has been separately entered into by the relevant parties.

8.2

Except as otherwise specified herein or the parties concerned have executed a specific intellectual property right authorization or license agreement, without the prior written consent of the right holder, neither Party shall use or copy the other Party’s patent, trademark, name, logo, business information, technology and other data, domain name, copyright or other intellectual property right, or apply for registration of any intellectual property right similar to the foregoing.

8.3

The ownership of such data as generated by each Party’s platforms shall remain with the Party. Nevertheless, for the sake of facilitating cooperation, a Party may authorize the other Party to use its own data to the extent permissible by law through negotiation by the Parties.

8.4

Where either Party infringes upon the intellectual property rights or other legitimate rights of the other Party in the cooperation contemplated hereby, or the goods, services and materials, among others, provided by such Party infringe upon the intellectual property rights or other legitimate rights of any third party, the Party shall bear the corresponding legal liabilities on its own, and shall, to the extent any loss is caused to the other Party, indemnify the other Party for all such losses caused thereby.

Translation Version

Article 9    Modification and Termination of this Agreement

9.1	This Agreement may be modified or changed by mutual consent of the Parties. Any modification or change must be made in writing and shall not come into force unless being executed by the Parties.

9.2	The Parties acknowledge that this Agreement will be automatically terminated under any of the following circumstances:

9.2.1	The Parties consent to the termination through negotiation;

9.2.2

Unless otherwise expressly agreed herein, where either Party materially breaches any provision hereof and fails to correct the same within ten (10) days upon receipt of written notification from the other Party for correction, the non-breaching Party may terminate the business cooperation hereunder;

9.2.3	The purposes of this Agreement are prevented by any statutory force majeure event from realization.

9.3	In the event this Agreement is terminated due to Article 9.2.2, the breaching Party shall still assume the liability for breach under Article 10 hereof.9.2.2Article 10

9.4

If part of the provisions hereof is rescinded or terminated, the remaining provisions shall remain valid, subject to such provisions, if any, as otherwise confirmed by the Parties in the future through negotiation.

Article 10    Liability for Breach

10.1

The Parties agree that, insofar as either Party is in breach of any provision, representation or commitment hereunder, the non-breaching Party shall have the right to notify the breaching Party in writing of making corrections within ten (10) days. Should the breaching Party fail to make corrections within the time limit, the non-breaching Party shall have the right to terminate this Agreement in accordance with the provisions hereof, while the breaching Party shall indemnify the non-breaching Party for any such damages, losses, claims, lawsuits, payment demands, taxes, interests, fees and costs (including without limitation reasonable attorney’s fees), among other relevant expenses, as may be required by the latter.

Translation Version

Article 11    Notice and Service

11.1

Any notice or other communication in connection with this Agreement shall be made in written form, and be delivered to the notified person in such ways as agreed herein. The Parties may designate the Contact (i.e., the Notified Person) under this Agreement during cooperation.

11.2	A notice mentioned shall be deemed to have been served:

11.2.1	When the notified person signs for it, if sent by personal delivery;

11.2.2	On the 7th day after posting in case of registered mail, or when the notified person signs for it in case of express, if sent by post for which registered mail or express is required;

11.2.3	On the 2nd day after the e-mail is sent to the recipient’s mailbox server, if sent by e-mail.

Article 12    Governing Law and Dispute Resolution

12.1

The formation, validity, interpretation and performance of, as well as any dispute resolution in connection with, this Agreement shall be governed by and interpreted in accordance with the laws of the PRC, provided, however, that a specific matter related to this Agreement about which the currently available PRC laws are silent shall be subject to the general international business practices to the extent permitted by the laws of the PRC.

12.2

Any dispute arising from or in connection with the performance hereof shall be settled by the Parties through negotiation. If the negotiation fails, either Party shall submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The seat of arbitration shall be Beijing. The arbitration award shall final and binding upon the Parties.

12.3	During the dispute resolution period, the Parties shall continue to respectively enjoy their other rights and perform their obligations hereunder.

Article 13    Force Majeure

13.1

“Force majeure” refers to any event that is out of reasonable control, unforeseeable, or unavoidable even foreseen by the Parties, which prevents, affects or delays either Party’s performance of its obligations hereunder in part or in whole, including but not limited to government action, natural disaster, war, strike, epidemic disease, hacker attack, computer virus, telecommunication failure or technical adjustment, server failure and power cut.

Translation Version

13.2

In the event of force majeure, the affected Party shall promptly and fully notify the other Party in writing of the same, indicating the possible impact of the event on this Agreement, and shall provide particulars of such event within a reasonable period of time (within ten (10) days after the occurrence of the force majeure event), together with associated certificates issued by relevant organizations establishing that the affected Party is prevented thereby from performing all or part of its obligations hereunder.

13.3

The Parties shall be free from liabilities to each other for any breach hereof due to the failure or delay in performing this Agreement in whole or in part as a result of any force majeure event mentioned above.

Article 14    Miscellaneous

14.1

The Parties undertake that they have obtained sufficient and necessary authorization for executing this Agreement and performing their obligations hereunder. Neither Party will, by executing and performing this Agreement, violate the articles of association or similar organizational documents (if any) of it.

14.2

This Agreement shall, once it comes into force, constitute an entire agreement and consensus reached by the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement will in no way supersede the supplementary agreements reached by the Parties on specific matters herein. In case of any inconsistency between a specific supplementary agreement for business cooperation and this Agreement, the supplementary agreement shall prevail.

14.3

The Parties may appoint their Affiliates to carry out part or all of the cooperation matters contemplated hereby. The above matters carried out by the Affiliates of either Party shall be deemed to have been carried out by the Party, with the responsibilities therefor hereunder to be borne by the Party.

14.4

If any provision of this Agreement is invalid or unenforceable due to the law applicable to it, such provision shall have no prejudice to the validity of remaining provisions hereof, in which circumstance, the Parties shall determine a new provision insofar as permissible by law through negotiation, so as to ensure realization of the intention depicted by the original provision to the maximum extent.

Translation Version

14.5	This Agreement shall come into force from the date of execution by the Parties. This Agreement is made in two (2) copies, with either Party holding one set and each set having the same effect.

(No Text Below)

Translation Version

(Signature Page of the Business Cooperation Framework Agreement between Chengdu Kuaigou Technology Co., Ltd and Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.)

Chengdu Kuaigou Technology Co., Ltd. (seal)

/s/ Seal of Chengdu Kuaigou Technology Co., Ltd.

By:	/s/ Hongyi Jia

Title:	Authorized Signatory

Translation Version

(Signature Page of the Business Cooperation Framework Agreement between Chengdu Kuaigou Technology Co., Ltd and Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.)

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (seal)

/s/ Seal of Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.

By:	/s/ Xuefeng Chen

Title:	Chief Executive Officer